                                                             Exhibit 99-B.8.76

                      FIRST AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT effective the 30th day of October, 2006 among ING Life Insurance and
Annuity Company ("ING Life"), Wells Fargo Funds Management, LLC (the "Company"), acting as the administrator for the registered open-end management investment companies (each a "Fund" or collectively the "Funds"), whose shares are or may be distributed by Wells Fargo Funds Distributor,
LLC (the "Distributor").

                                                          WITNESSETH:

Reference is hereby made to the Consent to Assign Certain Agreement(s), dated as of April 8, 2005, entered into between and among Wells Fargo Funds Management, LLC and Wells Fargo Funds
Distributor, LLC, and ING Life Insurance and Annuity Company, whereby Strong Investor Services,
Inc. and Strong Investments, Inc. assigned and transferred their rights, privileges, duties and obligations under the Participation Agreement to Wells Fargo Funds Management, LLC and Wells Fargo Funds
Distributor, LLC (the “Assignment Agreement”).

WHEREAS, ING Life, Strong Investor Services, Inc. and Strong Investments, Inc. signed a
Fund Participation Agreement effective August 19, 2002 (“Agreement”) and that Agreement is being amended herein to reflect the following:

«	All references to Strong Investor Services, Inc. and Strong Investments, Inc. shall be amended to reflect Wells Fargo Funds Management, LLC and Wells Fargo Funds Distributor, LLC, respectively.

«	Section 11 (b) Notices is hereby deleted and replaced with the following:

« Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Life:

ING Life Insurance and Annuity Company
Worksite Investment Products, TS41
151 Farmington Avenue
Hartford, Connecticut 06156
Attention: Michael C. Eldredge, CFA

                                                                           1

Facsimile No.: (860) 723-3413
With a Copy to: Law Department, Prospectus Unit, TS31

To Company and Distributor:

Wells Fargo Funds Management, LLC
Wells Fargo Funds Distributor, LLC
MAC A0103-123
525 Market Street, 12th Floor
San Francisco, CA 94105
Attention: Contracts & Agreements
Facsimile No.: (415) 977-9300

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

«	Section 2 – Pricing Information; Orders; Settlement is amended to add the following additional paragraph (l):

(l) Disruptive Trading/Restrictions on "Excessive Trading." The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. ING Life has adopted its own excessive trading policy, a copy of which is attached as Exhibit I (“Market Timing Policy”). ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING Life monitors individual Participant and Contract owner trading in accordance with its Market Timing Policy. ING Life will use its best efforts, and shall reasonably cooperate with the Distributor and the Funds, to enforce both its Market Timing Policy and stated policies in a Fund’s currently effective Prospectus or Statement of Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading. ING Life will execute any instructions from the Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual participant or Contract owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.

«	Section 2 – Pricing Information, Orders, Settlement is amended to add the following additional paragraph (m):

(m) Redemption Fees. As a procedure in furtherance of its policies on disruptive trading of Fund shares, the Fund may assess fees, to be paid by one or more Accounts or by ING Life, upon redemption of shares of one or more series or classes of the Fund within certain stated time periods after such shares have been purchased.

Omnibus account record keepers (including, but not limited to, retirement plans maintained pursuant to Sections 401, 403, and 457 of the Internal Revenue Code) who lack the systematic capability to administer redemption fees, will be exempt from collecting such redemption fees. To the extent that such omnibus account record keepers obtain the systematic capability to administer redemption fees, any applicable redemption fees assessed by the Funds will be deducted from ING Life Accounts in a manner that is consistent with ING Life’s customary business practices with respect to the collection of such fees.

«	Schedule A – Funds and Fees to ING Life is hereby deleted and replaced with the revised Schedule A attached.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended Agreement as of the date first above written.

ING LIFE INSURANCE AND ANNUITY		WELLS FARGO FUNDS MANAGEMENT, LLC
COMPANY
By:	/s/ Michael C. Eldredge	By:	/s/ Karla Rabusch
Name:	Michael C. Eldredge	Name: Karla Rabusch
Title:	Vice President	Title: President
Date:	11/22/2006	Date:	11//2/06
WELLS FARGO FUNDS DISTRIBUTOR, LLC
		By:	/s/ Carol Lorts
Name: Carol Lorts
Title: Director
		Date:	10/24/06

ING “Excessive Trading” Policy

ING, as the provider of multi-fund products, has adopted a definition of “Excessive Trading” that is intended to respond to a majority of the restrictions on such trading activity that have been adopted by the various fund families. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING currently defines Excessive Trading as more than one purchase and sale of the same fund (including money market funds) within a thirty (30) day period Each fund offered through ING’s products, either by prospectus or stated policy, has adopted or may adopt its own definition of Excessive Trading. Therefore ING reserves the right, without prior notice, to modify its general definition or to develop another definition that may apply to a particular fund, product or individual, depending on the needs of a particular fund and/or state or federal regulatory requirements.

A purchase followed by one or more sale and then another purchase of the same fund, or a sale followed by one or more purchases and then another sale of the same fund would meet
ING’s definition of Excessive Trading. The following transactions are excluded when determining whether trading activity is excessive:

• Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
• Transfers associated with scheduled dollar cost averaging and scheduled rebalancing programs;
• Purchases and sales of fund shares in the amount of $250 or less; and
• Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund.

2.	ING actively monitors fund transfer and reallocation activity within its products to identify
Excessive Trading.

3.	If ING determines that an individual has used one or more of its products to engage in
Excessive Trading. ING will send that individual a one-time warning letter and place that individual on a watch list. According to the needs of the various business units, a copy of the warning letter may also be sent, as applicable to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual.

4.	If ING determines that an individual has used one or more of its products to engage in
Excessive Trading after having received a warning letter as described above. ING will send a second letter to the individual. This letter will state that the individual’s ability to initiate fund transfers of reallocations through the Internet, facsimile, telephone calls to the company’s service center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading Privileges”) has been suspended for a period of 6 months. All fund transfers or reallocations will then have to be initiated by providing written instructions to ING via mail. During the Suspension Period, “inquiry only” privileges will be permitted where and when possible.

5.	Following the 6 month suspension period, the Electronic Trading Privileges may again be restored, but ING will continue to monitor the fund transfer and reallocation activity. Any future Excessive Trading will result in an indefinite suspension of the Electronic Trading
Privileges.

6.	ING may elect to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity fall within the definition of
Excessive Trading set forth above.

                                                             Schedule A

                                              Funds and Fees to ING Life

(a) Company shall pay to ING Life a fee, calculated and paid monthly in arrears, equal to the product of: (i) the product of (a) the number of calendar days in the applicable month divided by the number of calendar days in that year (365 or 366, as applicable) and (b) the percentage specified below and
(ii) the average daily market value of the investment held in such Fund, or class of shares as applicable, pursuant to this Agreement computed by totaling the aggregate investment (share net asset value multiplied by the total number of held) on each day during the calendar month and dividing by the total number of days during such month. Notwithstanding the foregoing, there share be excluded from the computation of such amount the value of shares first placed or purchased in an
Account after termination of this agreement. Fees will be paid, at Company’s election, by wire transfer or by check. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the month (provided that such calculation shall be limited to the following information: (i) the average daily balance by account, (ii) the annual fee rate, and (iii) the final product of the calculation) and such other supporting data as may be reasonably requested by
ING Life.

(b) The Funds subject to the Agreement and applicable annual fees are as follows:
Class/Fund Name	Annual Rate
A, Advisor, and Investor Class Shares (Equity Funds)	____%
A, Advisor, and Investor Class Shares (Fixed Income Funds)	____%
Administrator, D, and Z Class Shares (Equity Funds)	____%
Administrator and Z Class Shares (Fixed Income Funds)	____%

Index Funds, Money Market Funds, and Institutional Class Shares	____%
Exceptions to the rates above are as follows:
Class/Fund Name	Annual Rate
C&B Mid Cap Value A Class	____%
C&B Large Cap Value A Class	____%
C&B Mid Cap Value Admin Class and C&B Large Cap Value Admin Class	____%

(c) ”Fund” as used in the Agreement shall be deemed to include any class of shares of any Fund.